Exhibit 99.1

AXIM® Biotechnologies to Acquire Leading Oncology Research and Development Company Sapphire Biotech, Inc.

SAN DIEGO, January 8, 2020 — AXIM® Biotechnologies, Inc. (OTCQB: AXIM) (“AXIM® Biotech,” “AXIM” or “the Company”), a world leader in cannabinoid research and development, announced today that the Company has signed a binding term sheet to acquire leading oncology research and development company Sapphire Biotech, Inc. (“Sapphire”) as a wholly-owned subsidiary.

AXIM and Sapphire intend to enter into Definitive Documents for the transaction no later than February 28, 2020. However, the binding Term Sheet will remain in full force and effect until such time as the Definitive Documents are executed by the parties or until the Term Sheet is terminated by mutual consent of the parties.

Sapphire is a research and development company that aims to improve global cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. Sapphire has discovered a leading compound that inhibits and suppresses invasion in vitro and metastasis in vivo. Sapphire intends to begin testing its new drug in mouse models and then in a subsequent phase I application. Sapphire is also developing a novel line of diagnostics for early cancer detection, response to treatment and recurrence monitoring, one of which is currently being evaluated in a clinical trial for its potential to diagnose pancreatic cancer.

Emerging pre-clinical research demonstrates that cannabinoids can have a significant effect on the growth and progression of cancer. AXIM and Sapphire scientists have been collaborating on the development of new innovative synthetic cannabinoid-like molecules with potential to treat symptoms of a wide range of diseases, including cancer. AXIM is taking a science-based, data-driven, validated approach to the discovery and development of novel and promising therapeutic molecules that are similar to cannabidiol (CBD) and cannabigerol (CBG). AXIM believes that with further testing, the Company will be able to show significant improvements in the chemical efficacy of cannabinoid molecules that will be more potent, more bioavailable, safer and more effective.

AXIM chose to acquire Sapphire because of its focus on cancer therapeutics for inhibiting cancer growth and metastasis, its diagnostics line, and a world-renowned research team. Through this acquisition, AXIM not only gains Sapphire’s already existing patent-pending portfolio of technologies but also now has the ability to develop new in-house proprietary molecules and potential treatments for numerous diseases.

“AXIM Biotechnologies has been focused heavily on cannabinoid research and development for many years, however, with the acquisition of Sapphire Biotech, we will be able to broaden our offerings to also concentrate on furthering oncology research, diagnostics and drug development,” said John W. Huemoeller II, Chief Executive Officer of AXIM® Biotech. “With 17 million new cases of cancer around the world in 2018 alone, we look forward to contributing research to the global market for cancer treatment, projected to reach $182 billion by 2023.”

This is not the first time AXIM has been involved in oncology-related activities. In September 2019, AXIM announced that it began manufacturing its flagship drug candidate, MedChew® with dronabinol, for use in upcoming pre-clinical trials. In the coming months, AXIM intends to begin a bioequivalency study between its chewing gum with dronabinol and an FDA-approved synthetic capsule to test the ability of the Company’s chewing gum to relieve symptoms associated with chemotherapy.

“Sapphire is honored to have the opportunity to continue our flagship research on oncology therapeutics and diagnostics while also expanding into the world of cannabinoids under the leadership of AXIM Biotech,” said Catalina Valencia, Chief Executive Officer of Sapphire Biotech. “Ninety percent of cancer deaths are due to metastasis, but few, if any, drugs target any steps in the metastatic process. Our scientists at Sapphire are aiming to slow down this death rate through their specific emphasis on metastasis and positive early findings.”

For more information about AXIM, please visit www.aximbiotech.com.

For more information about Sapphire Biotech, please visit www.sapphirebiotech.com.

About AXIM® Biotechnologies

AXIM® Biotechnologies, Inc. (AXIM) is a world leader in the research, development and production of cannabinoid-based pharmaceutical and nutraceutical products. Along with building a robust intellectual property portfolio, AXIM is focused on clinical development programs that bring more efficacy and/or lower side effects than existing alternatives and require small to medium budgets and timelines to bring to market which presents a high added-value to the pharmaceutical field.

AXIM's flagship pharmaceutical product, MedChew® with dronabinol, is planned to undergo a bioequivalence study in the near future to fast track through FDA as an alternative to approved Marinol. For more information, please visit www.AXIMBiotech.com.

About Sapphire Biotech

Sapphire Biotech, Inc. is a research and development company that has a mission to improve global cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. Sapphire is also developing a line of novel diagnostics for early cancer detection, response to treatment, and recurrence monitoring. For more information, please visit www.SapphireBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AXIM® Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

CONTACT:

Public Relations Contact:

Andrew Hard

Chief Executive Officer CMW Media

P. 858-264-6600

andrew.hard@cmwmedia.com

www.cmwmedia.com

Corporate Contact Info:

North American Address:

45 Rockefeller Plaza, 20th Fl.

New York, NY 10111, USA

P. 844 294 6246

European Address:

Industrieweg 40, Unit B4

3401 MA IJsselstein

Netherlands

Investor Relations Contact:

investors@aximbiotech.com

888-759-0844